Exhibit 99.2

Titan Stockholders Approve Merger With Lockheed Martin

San Diego, CA-June 7, 2004 – The Titan Corporation (NYSE: TTN) announced today that at a special meeting held this morning, a majority of its stockholders adopted the merger agreement and approved the proposed merger with Lockheed Martin Corporation (NYSE: LMT). A total of 55,244,545 votes, representing 98.4% of the shares present at the meeting and 65.8% of the shares outstanding and entitled to vote on the proposed merger, were cast in favor of the proposed transaction. If the merger is completed, Titan stockholders will receive $20.00 in cash for each share of Titan common stock owned.

“We are very pleased that our stockholders have approved the proposed merger by such an overwhelming margin,” said Gene W. Ray, Chairman, President and Chief Executive Officer of Titan, “and we look forward to completing the proposed merger after all conditions have been satisfied.”

As previously announced, the parties are continuing to work together to resolve government investigations regarding certain payments in foreign countries. It is a condition to Lockheed Martin’s obligation to complete the merger either that Titan have obtained a written statement from the Criminal Division of the U.S. Department of Justice that it considers its investigation of alleged violations of the Foreign Corrupt Practices Act resolved as to Titan and its subsidiaries and does not intend to pursue any claims as to Titan and its subsidiaries in respect of such alleged violations, or that Titan must have entered into a plea agreement with the Department of Justice and completed the sentencing process including entry of the requisite judgment. Any plea agreement is subject to Lockheed Martin’s prior consent, which may not be unreasonably withheld or delayed.

Either party may terminate the merger agreement if the conditions are not satisfied or waived and the merger is not completed by June 25, 2004, provided that if Titan enters into a plea agreement with the United States Department of Justice Criminal Division on or before June 25, 2004, then the parties may terminate the merger agreement if the merger is not completed by the earlier of three business days after a judgment signed by a United States district court judge has been entered or September 24, 2004.

As some of these conditions are not within the parties’ control, it is impossible at this time to predict when, or if, they will be satisfied and the merger completed. The failure to complete the merger could have adverse effects on the price for Titan’s common stock and its ongoing operations, as more fully described in Titan’s SEC filings.

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

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Forward-Looking Statements

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Closing of Titan’s proposed merger with Lockheed Martin is subject to the absence of any material adverse change in Titan and other closing conditions set forth in the amended merger agreement. Risks and uncertainties include risks associated with the proposed merger between Lockheed Martin and Titan and other risks described in the companies’ SEC filings.

Media Contact:

Wil Williams, Vice President Corporate Communications

(858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:

Cathy Kralik, PondelWilkinson, Inc.

(858) 552-9400 or invest@titan.com